UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No.1)*

IANTHUS CAPITAL HOLDINGS, INC.

(Name of Issuer)

COMMON SHARES

(Title of Class of Securities)

45074T102

(CUSIP Number)

David Rosenthal

Chief Compliance Officer

Gotham Green Partners, LLC

1437 4th Street

Santa Monica, California 90401

(212) 659-3838

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

December 28, 2022

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP No. 45074T102	13D	Page 1 of 13

1		NAMES OF REPORTING PERSONS Gotham Green Partners, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,568,047,190 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 2,568,047,190 shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,568,047,190 shares
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.1%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

CUSIP No. 45074T102	13D	Page 2 of 13

1		NAMES OF REPORTING PERSONS Gotham Green GP 1, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 628,005,055 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 628,005,055 shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 628,005,055 shares
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 45074T102	13D	Page 3 of 13

1		NAMES OF REPORTING PERSONS Gotham Green GP II, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 390,777,830 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 390,777,830 shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 390,777,830 shares
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.1%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 45074T102	13D	Page 4 of 13

1		NAMES OF REPORTING PERSONS Gotham Green Credit Partners GP 1, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 934,167,928 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 934,167,928 shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 934,167,928 shares
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 45074T102	13D	Page 5 of 13

1		NAMES OF REPORTING PERSONS Gotham Green Partners SPV V GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 615,096,377 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 615,096,377 shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 615,096,377 shares
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.6%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 45074T102	13D	Page 6 of 13

1		NAMES OF REPORTING PERSONS Gotham Green Fund 1, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 125,585,311 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 125,585,311 shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,585,311 shares
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.0%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 45074T102	13D	Page 7 of 13

1		NAMES OF REPORTING PERSONS Gotham Green Fund 1 (Q), L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 502,419,744 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 502,419,744 shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 502,419,744 shares
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.9%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 45074T102	13D	Page 8 of 13

1		NAMES OF REPORTING PERSONS Gotham Green Fund II, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 57,324,290 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 57,324,290 shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,324,290 shares
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 45074T102	13D	Page 9 of 13

1		NAMES OF REPORTING PERSONS Gotham Green Fund II (Q), L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 333,453,540 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 333,453,540 shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 333,453,540 shares
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 45074T102	13D	Page 10 of 13

1		NAMES OF REPORTING PERSONS Gotham Green Credit Partners SPV 1, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 934,167,928 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 934,167,928 shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 934,167,928 shares
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.6%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 45074T102	13D	Page 11 of 13

1		NAMES OF REPORTING PERSONS Gotham Green Partners SPV V, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 615,096,377 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 615,096,377 shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 615,096,377 shares
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.6%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 45074T102	13D	Page 12 of 13

1		NAMES OF REPORTING PERSONS Jason Adler
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,568,047,190 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 2,568,047,190 shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,568,047,190 shares
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.1%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 45074T102	13D	Page 13 of 13

Explanatory Note

This Amendment No.1 to Schedule 13D amends the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on July 1, 2022 (the “Original Filing”) (the Original Filing and this Amendment No. 1 are collectively referred to herein as the “Schedule 13D”). The Schedule 13D relates to the common shares (“Common Shares” or “Shares”), of iAnthus Capital Holdings, Inc. (the “Company” or “Issuer”). All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Original Filing.

On December 28, 2022, certain funds affiliated with Gotham Green Partners, LLC, namely Gotham Green Credit Partners SPV 1, L.P., Gotham Green Fund 1 (Q), L.P. and Gotham Green Fund 1, L.P., assigned and transferred an aggregate of 4,116,051 Common Shares of the Issuer for a total purchase price of $10,000.00 (the “Share Transfer”).

Except as otherwise set forth in this Amendment No.1, the information set forth in the Original Filing remains unchanged and is incorporated herein by reference to the extent relevant to the items in this Amendment No.1. This Amendment No.1 should be read together with the Original Filing.

Item 5.	Interest in Securities of the Issuer

(a) and (b).

Items 7 through 11 and 13 of each of the cover pages of this Schedule 13D are incorporated herein by reference. Calculation of percentage ownership is based on 6,403,727,465 Shares outstanding as of November 7, 2022 as reported in the Issuer’s Form 10-Q filed with the SEC on November 8, 2022.

The information set forth in Item 4 is also hereby incorporated by reference into this Item 5.

(c)	During the past 60 days, the Reporting Persons did not conduct any transactions in the Shares other than the Share Transfer as described in the Explanatory Note, which is hereby incorporated by reference into this Item 5.

On December 28, 2022, the following Shares were transferred, in a privately negotiated transaction, by the Funds listed below at a price of $0.0024 per Share:

•	2,762,646 Shares by Gotham Green Credit Partners SPV 1, L.P.;

•	1,082,759 Shares by Gotham Green Fund 1 (Q), L.P.; and

•	270,646 Shares by Gotham Green Fund 1, L.P.

(d)	To the knowledge of the Reporting Persons, no one other than the Reporting Persons, or the partners, members, affiliates or shareholders of the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities of the Issuer reported as beneficially owned by the Reporting Persons herein.

(e)	Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

The information set forth under the Explanatory Note hereof is incorporated by reference into this Item 6.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 31, 2023

GOTHAM GREEN PARTNERS, LLC		Gotham Green Fund 1 (Q), L.P.
		By:	Gotham Green GP 1, LLC
By:	/s/ Jason Adler
Name:	Jason Adler	By:	/s/ Jason Adler
Title:	Managing Member	Name:	Jason Adler
		Title:	Managing Member

Gotham Green GP 1, LLC		Gotham Green Fund II, L.P.
		By:	Gotham Green GP II, LLC
By:	/s/ Jason Adler
Name:	Jason Adler	By:	/s/ Jason Adler
Title:	Managing Member	Name:	Jason Adler
		Title:	Managing Member

Gotham Green GP ii, LLC		Gotham Green Fund II (Q), L.P.
		By:	Gotham Green GP II, LLC
By:	/s/ Jason Adler
Name:	Jason Adler	By:	/s/ Jason Adler
Title:	Managing Member	Name:	Jason Adler
		Title:	Managing Member

Gotham Green Credit Partners GP 1, LLC		Gotham Green CREDIT Partners SPV 1, L.P.
		By:	Gotham Green Credit Partners GP 1, LLC
By:	/s/ Jason Adler
Name:	Jason Adler	By:	/s/ Jason Adler
Title:	Managing Member	Name:	Jason Adler
		Title:	Managing Member

GOTHAM GREEN PARTNERS SPV V GP, LLC		Gotham Green Partners SPV V, L.P.
		By:	Gotham Green Partners SPV V GP, LLC
By:	/s/ Jason Adler
Name:	Jason Adler	By:	/s/ Jason Adler
Title:	Managing Member	Name:	Jason Adler
		Title:	Managing Member

Gotham Green Fund 1, L.P.
By:	Gotham Green GP 1, LLC
/s/ Jason Adler
By:	/s/ Jason Adler	JASON ADLER
Name:	Jason Adler
Title:	Managing Member

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)